NEWS RELEASE


FOR RELEASE IMMEDIATELY                      CONTACT:
NOVEMBER 3, 2003                             PAUL J. MEYER
                                             808/877-3871
                                             808/877-1614 FAX

MAUI LAND & PINEAPPLE REPORTS 2003 3RD QUARTER RESULTS

     Kahului, Hawaii, November 3...Maui Land & Pineapple Company, Inc. (AMEX:MLP) today reported net income of $9,448,000 ($1.31 per share) for the third quarter of 2003 compared to a net loss of $2,199,000 ($.31 per share) for the third quarter of 2002. Consolidated revenues for the third quarter of 2003 were $52.6 million compared to $38.2 million for the third quarter of 2002. For the first nine months of 2003, the Company's net income was $4,790,000 ($.67 per share) compared to a net loss of $3,489,000 ($.48 per share) for the first nine months of 2002. Consolidated revenues for the first nine months of 2003 of $125 million were higher by $17.6 million compared to the same period in 2002.
     Improved results for the third quarter and first nine months of 2003 were primarily due to the sale of Napili Plaza in August 2003 and the sale of Queen Kaahumanu Center in September 2003. Kaahumanu Center Associates (the joint venture that owned Queen Kaahumanu Center) was dissolved upon the sale of the Center, which resulted in the reversal of the Company's accumulated
losses from the joint venture in excess of its investment in the third quarter of 2003. Net income for the third quarter and first nine months of 2003 include approximately $10.5 million from these transactions.
     Pineapple operations reported an operating profit of
$225,000 for the third quarter of 2003 compared to an operating loss of $2.2 million for the third quarter of 2002. For the first nine months of 2003, Pineapple operations produced an operating loss of $4.2 million compared to an operating loss of $4.6 million for first nine months of 2002. Revenues for the third quarter and first nine months of 2003 of $27.7 million and $72.5 million, respectively, were higher by 8% in both periods compared to the same periods in 2002. Increased revenues for the third quarter and first nine months of 2003 were primarily attributable to higher average sales prices for the Company's canned pineapple products, higher sales volume of Hawaiian Gold (trademark)(fresh whole pineapple grown on Maui) and higher sales volume of pineapple from Costa Rica by the Company's 100% owned subsidiary, Royal Coast Tropical Fruit Company, Inc. In addition, pineapple revenues included nonrecurring cash receipts for the third quarter and first nine months of 2003 of $2 million and $3 million, respectively. General and administrative expenses of the Pineapple segment increased by $700,000 for the 3rd quarter and $4.1 million for the first nine months of 2003 compared to 2002, primarily due to litigation cost, depreciation expense, pension cost and employee severance expenses.
     Kapalua Resort reported an operating loss for the third quarter of 2003 of $152,000 compared to an operating loss of $207,000 for the third quarter of 2002. For the first nine months of 2003, Kapalua produced an operating profit of $114,000 compared to an operating profit of $2,349,000 for the first nine months of 2002. Revenues for the third quarter and first nine months of 2003 of $11.0 million and $34.8 million, respectively, were lower by 6% in both periods as compared to the same periods in 2002. Lower revenues for the third quarter and the first nine months of 2003 compared to 2002 were attributable to fewer sales of new real estate product. Revenues from the Resort's recreation and retail operations, the Kapalua Villas and Kapalua Realty all improved in the third quarter and first nine months of 2003 as compared to the same periods in 2002.
     Commercial & Property operations reported revenues of $15.9 million and an operating profit of $15.3 million for the third quarter of 2003 compared to revenues of $1.3 million and an operating loss of $340,000 for the third quarter of 2002. For the first nine months of 2003, the segment produced revenues of $20.4 million and an operating profit of $15.5 million compared to revenues of $4.1 million and an operating loss of $479,000 for the same period in 2002. Revenues and operating profit for 2003 include the sale of Napili Plaza and results from the sale of Queen Kaahumanu Center as discussed above. The operating results of Napili Plaza prior to its sale and the gain from its sale have been reported as discontinued operations. Prior period results have been restated to reflect this classification. The sale of
32 single-family home lots at the Kapua Village employee subdivision provided revenues of $2.9 million and operating profit of $1.0 million in the first nine months of 2003. The closing of these lot sales began in December 2002 and the final lot sale took place in the third quarter of 2003. Revenues and operating profit for the segment for the first nine months of
2002 included a $624,000 gain on the sale of a land parcel.
             *        *        *        *        *

                  MAUI LAND & PINEAPPLE COMPANY, INC.
                   Report of Consolidated Operations
                              (Unaudited)
            (Dollars in Thousands Except Per Share Amounts)

                           Three Months Ended       Nine Months Ended
                              September 30             September 30
                             2003      2002           2003      2002
Revenues
  Pineapple               $27,716   $25,599        $72,485   $67,104
  Resort                   10,950    11,595         34,776    37,124
  Commercial & Property    15,885     1,286         20,383     4,097
  Less discontinued
    operations             (2,021)     (261)        (2,588)     (819)
  Other                        50         1             31         2
Total Revenues             52,580    38,220        125,087   107,508

Operating Profit (Loss)
  Pineapple                   225    (2,183)        (4,191)  (4,646)
  Resort                     (152)     (207)           114    2,349
  Commercial & Property    15,301      (340)        15,511     (479)
  Less discontinued
    operations             (1,954)        3         (1,971)     (38)
  Other                      (226)     (450)        (1,396)  (1,178)
Total Operating Income
  (Loss)                   13,194    (3,177)         8,067   (3,992)
Interest Expense             (819)     (709)        (2,108)  (1,862)
Income Tax (Expense)
  Benefit                  (4,275)    1,692         (2,528)   2,340

Income (Loss)-Continuing
  Operations                8,100    (2,194)         3,431   (3,514)

Income (Loss)-Discontinued
  Operations                1,348        (5)         1,359       25

Net Income (Loss)         $ 9,448   $(2,199)       $ 4,790  $(3,489)

Per Common Share
  Income (Loss)-Continuing
    Operations               1.13      (.31)           .48     (.48)
  Income (Loss)-Discontinued
    Operations                .19        --            .19       --
  Net Income (Loss)       $  1.31   $  (.31)       $   .67   $ (.48)

Average Common
  Shares Outstanding    7,195,800   7,195,800    7,195,800 7,195,800

NOTE:
The Company's reports for interim periods utilize numerous estimates of production, general and administrative expenses, and other costs for the full year. Consequently, amounts in the interim reports are not necessarily indicative of results for the full year.